     As filed with the Securities and Exchange Commission on March 20, 2003

                                                      Registration No. 333-69592
                                                                    333-69592-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                         Post-Effective Amendment No. 1
                          Filed Pursuant to Rule 462(d)
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 ---------------

     WISCONSIN ENERGY CORPORATION                WEC CAPITAL TRUST II
      (Exact name of Registrant              (Exact name of Registrant as
     as specified in its charter)          specified in its Trust Agreement)

              WISCONSIN                                 DELAWARE
    (State or other jurisdiction of         (State or other jurisdiction of
     incorporation or organization)          incorporation or organization)

              39-1391525                               39-6707888
 (I.R.S. Employer Identification No.)      (I.R.S. Employer Identification No.)

       231 West Michigan Street              c/o Wisconsin Energy Corporation
            P. O. Box 2949                       231 West Michigan Street
      Milwaukee, Wisconsin 53201                      P. O. Box 2949
             (414) 221-2345                     Milwaukee, Wisconsin 53201
   (Address, including zip code, and                  (414) 221-2345
    telephone number, including area         (Address, including zip code, and
     code,of Registrant's principal           telephone number, including area
           executive offices)                 code, of Registrant's principal
                                                    executive offices)

                                  Jeffrey West
                                    Treasurer
                          Wisconsin Energy Corporation
                            231 West Michigan Street
                           Milwaukee, Wisconsin 53201
                                 (414) 221-2345
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   Copies to:
           Bruce C. Davidson                          Gary W. Wolf
          Quarles & Brady LLP                   Cahill Gordon & Reindel
       411 East Wisconsin Avenue                     80 Pine Street
       Milwaukee, Wisconsin 53202               New York, New York 10005
             (414) 277-5000                          (212) 701-3600

     Approximate date of commencement of proposed sale to the public: At such time, or from time to time, after the effective date of this registration statement as the registrant shall determine, in light of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                 -------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                          -------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-69592 and 333-69592-01) is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to the Registration Statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

     The following exhibits are filed with this Post-Effective Amendment to the Registration Statement:

Exhibit
Number                                Description
-------                               -----------
   1.4 Underwriting Agreement, dated as of March 17, 2003, between Wisconsin Energy Corporation (the "Company") and Salomon Smith Barney Inc., BNP Paribas Securities Corp. and SG Cowen Securities Corporation, relating to $200,000,000 aggregate principal amount of Wisconsin Energy Corporation 6.20% Senior Notes due April 1, 2033.

  4.12 Securities Resolution No. 4 of the Company, dated as of March 17, 2003, under the Indenture for Debt Securities, dated as of March 15, 1999, between the Company and Bank One Trust Company, National Association (successor to The First National Bank of Chicago), as Trustee.

   5.3    Opinion of Quarles & Brady LLP

  23.4    Consent of Quarles & Brady LLP (included in Exhibit 5.3)

  23.5    Consent of Deloitte & Touche LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 19, 2003.

                                  WISCONSIN ENERGY CORPORATION


                                  By: /s/ PAUL DONOVAN
                                      ------------------------------------------
                                      Paul Donovan, Executive Vice President and
                                      Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on March 19, 2003.

Signature and Title
-------------------


           /s/ RICHARD A. ABDOO*                  /s/ BARBARA L. BOWLES*
------------------------------------------  ------------------------------------
 Richard A. Abdoo, Chairman of the Board,       Barbara L. Bowles, Director
   President and Chief Executive Officer
(Principal Executive Officer and Director)


             /s/ PAUL DONOVAN                     /s/ ROBERT A. CORNOG*
------------------------------------------  ------------------------------------
 Paul Donovan, Executive Vice President         Robert A. Cornog, Director
       and Chief Financial Officer
      (Principal Financial Officer)


         /s/ STEPHEN P. DICKSON*                  /s/ WILLIE D. DAVIS*
------------------------------------------  ------------------------------------
      Stephen P. Dickson, Controller            Willie D. Davis, Director
      (Principal Accounting Officer)


           /s/ JOHN F. AHEARNE*                   /s/ RICHARD R. GRIGG*
------------------------------------------  ------------------------------------
        John F. Ahearne, Director               Richard R. Grigg, Director


------------------------------------------  ------------------------------------
       John F. Bergstrom, Director              Ulice Payne, Jr., Director


             /s/ PAUL DONOVAN                  /s/ FREDERICK P. STRATTON, JR.*
*By:--------------------------------------  ------------------------------------
               Paul Donovan                 Frederick P. Stratton, Jr., Director
             Attorney-in-Fact

                                                  /s/ GEORGE E. WARDEBERG*
                                            ------------------------------------
                                                George E. Wardeberg, Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, WEC Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on March 19, 2003.

                                            WEC Capital Trust II
                                            (Registrant)


                                            By:    Wisconsin Energy Corporation,
                                                   as Depositor


                                            By:/s/ PAUL DONOVAN
                                               --------------------------------
                                                   Paul Donovan
                                                   Executive Vice President and
                                                   Chief Financial Officer

                                       S-2